EuroPacific Growth Fund

September 30, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$144,000,000
K2) Maximum Fee Rate	0.394%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$0
Class B	$0
Class C	$0
Class F1	$0
Class F2	$0
Total	$0
Class 529-A	$0
Class 529-B	$0
Class 529-C	$0
Class 529-E	$0
Class 529-F1	$0
Class R-1	$0
Class R-2	$0
Class R-2E	$0
Class R-3	$0
Class R-4	$0
Class R-5	$0
Class R-6	$0
Total	$0

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0000
Class B	$0.0000
Class C	$0.0000
Class F1	$0.0000
Class F2	$0.0000
Class 529-A	$0.0000
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0000
Class 529-F1	$0.0000
Class R-1	$0.0000
Class R-2	$0.0000
Class R-2E	$0.0000
Class R-3	$0.0000
Class R-4	$0.0000
Class R-5	$0.0000
Class R-6	$0.0000

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$50,157
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$11,979,724
D) Long - term debt securities including convertible debt	$775,231
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$106,849,812
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$0
J) Receivables from portfolio instruments sold	$339,807
K) Receivables from affiliated persons	$0
L) Other receivables	$541,126
M) All other assets	$0
N) Total assets	$120,535,857
O) Payables for portfolio instruments purchased	$330,334
P) Amounts owed to affiliated persons	$66,740
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$383,973
S) Senior equity	$0
T) Net Assets of Common shareholders	$119,754,810

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	608,159
Class B	1,987
Class C	36,739
Class F1	141,485
Class F2	355,046
Total	1,143,416
Class 529-A	24,523
Class 529-B	284
Class 529-C	7,730
Class 529-E	1,278
Class 529-F1	2,003
Class R-1	5,909
Class R-2	19,469
Class R-2E	6
Class R-3	126,233
Class R-4	262,624
Class R-5	217,241
Class R-6	834,352
Total	1,501,652

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$45.44
Class B	$45.25
Class C	$44.21
Class F1	$45.21
Class F2	$45.41
Class 529-A	$44.97
Class 529-B	$44.49
Class 529-C	$43.86
Class 529-E	$44.54
Class 529-F1	$45.01
Class R-1	$43.66
Class R-2	$43.99
Class R-2E	$45.15
Class R-3	$44.48
Class R-4	$44.60
Class R-5	$45.45
Class R-6	$45.51

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$128,844,953